------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Stevens                          Allen                 L.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                              585 Old Stamford Road
--------------------------------------------------------------------------------
                                    (Street)

  New Canaan                          CT                 06840
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                           Trailer Bridge, Inc. (TRBR)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                 June 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

                                 June 2002
================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

                           __________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or    Price     (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          6/10/02        P               6,400       A     $2.70                   I         By IRA
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Common Stock                          6/11/02        P               1,400       A     $2.60                   I         By IRA
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Common Stock                          6/18/02        P               7,100       A     $2.60                   I         By IRA
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/18/02        P               2,300       A     $2.50                   I         By IRA
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/19/02        P                 100       A     $2.50                   I         By IRA
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/20/02        P               1,000       A     $2.46                   I         By IRA
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Stevens                          Allen                 L.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                              585 Old Stamford Road
--------------------------------------------------------------------------------
                                    (Street)

  New Canaan                          CT                 06840
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                           Trailer Bridge, Inc. (TRBR)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                 June 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

                                 June 2002
================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

                           __________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or    Price     (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          6/26/02        P               2,600       A     $2.50                   I         By IRA
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/27/02(1)     P                 100       A     $2.50                   I         By IRA
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/28/02(1)     P                 100       A     $2.50     34,700        I         By IRA
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     40,000        I         By Children
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      7,000        D
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Total     81,700
-----------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

(1) Through inadvertence, these transactions were omitted from the filing person's original report for June 2002 dated July 8, 2002.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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====================================================================================================================================


Explanation of Responses:



       /s/ William G. Gotimer, Jr.                           August 9, 2002
---------------------------------------------            -----------------------
      William G. Gotimer, Jr.                                     Date
      Attorney-in-Fact for Allen L. Stevens

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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